Exhibit 10.1

Customer Agreement

This IBM Customer Agreement (called the “Agreement”) governs transactions by which you purchase Machines, license ICA Programs, obtain Program licenses, and acquire Services from International Business Machines Corporation (“IBM”).

This Agreement and its applicable Attachments and Transaction Documents are the complete agreement regarding these transactions, and replace any prior oral or written communications between us.

By signing below for our respective Enterprises, both of us agree to the terms of this Agreement without modification. Once signed. 1) any reproduction of this Agreement, an Attachment, or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original and 2) all Products and Services ordered under this Agreement are subject to it.

Agreed to: EXA CORP	Agreed to: International Business Machines Corporation

By	By
Authorized signature	Authorized signature

Name (type or print): Stephen Remondi	Name (type or print): Sally J. Schroeder

Date: 7/10/06	Date: 7/11/06

Enterprise number: 8482681	Agreement number: HW67293

Enterprise address: EXA CORP 3 BURLINGTON WOODS DR BURLINGTON, MA 01803-4515	IBM address: 13800 DIPLOMAT DRIVE DALLAS, TX 75234

After signing. please return a copy of this Agreement to the “IBM address” shown above.

Customer Agreement

Customer Agreement

Part 1 - General

1.1	Definitions

Customer-set-up Machine is an IBM Machine that you install according to IBM’s instructions.

Date of Installation is the following:

1.	for an IBM Machine that IBM is responsible for installing, the business day after the day IBM installs it or. If you defer installation, makes it available to you for subsequent installation by IBM;

2.	for a Customer-set-up Machine and a non-IBM Machine, the second business day after the Machine’s standard transit allowance period; and

3.	for a Program -

a.	basic license, the later of the following:

1)	the day after its testing period ends; or

2)	the second business day after the Program’s standard transit allowance period,

b.	copy, the date (specified in a Transaction Document) on which IBM authorizes you to make a copy of the Program, and

c.	chargeable component, the date you distribute a copy of the chargeable component in support of your authorized use of the Program.

Designated Machine is either 1) the machine on which you will use an ICA Program for processing and which IBM requires you to identify to it by type/model and serial number, or 2) any machine on which you use the ICA Program if IBM does not require you to provide this identification.

Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term “Enterprise” applies only to the portion of the Enterprise located in the United States.

ICA Program is an IBM Program licensed under Part 4 of this Agreement.

Licensed Internal Code (called “LIC”) is Machine Code used by certain Machines IBM specifies (called “Specific Machines”).

Machine is a machine, its features, conversions, upgrades, elements, or accessories, or any combination of them. The term “Machine” includes an IBM Machine and any non-IBM Machine (including other equipment) that IBM may provide to you.

Machine Code is microcode, basic input/output system code (called “BIOS”), utility programs, device drivers, and diagnostics delivered with an IBM Machine.

Materials are literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that IBM may deliver to you as part of a Service. The term “Materials” does not include Programs. Machine Code, or LIC.

Non-IBM Program is a Program licensed under a separate third party license agreement.

Other IBM Program is an IBM Program licensed under a separate IBM license agreement, e.g., IBM International Program License Agreement.

Product is a Machine or a Program.

Program is the following, including the original and all whole or partial copies:

1.	machine-readable instructions and data;

2.	components;

3.	audio-visual content (such as images, text, recordings, or pictures); and

4.	related licensed materials.

The term “Program” includes any ICA Program. Other IBM Program, or Non-IBM Program that IBM may provide to you. The term does not include Machine Code, LIC, or Materials.

Service is performance of a task, provision of advice and counsel, assistance, support, or access to a resource (such as access to an information database) IBM makes available to you.

Specifications is a document that provides information specific to a Product. IBM provides an IBM Machine’s Specifications in a document entitled “Official Published Specifications” and an ICA Program’s Specifications in a document entitled “Licensed Program Specifications.”

Specified Operating Environment is the machines and programs with which an ICA Program is designed to operate as described in the ICA Program’s Specifications.

1.2	Agreement Structure

IBM provides additional terms for Products and Services in documents called “Attachments” and “Transaction Documents” which are also part of this Agreement. All transactions have one or more associated Transaction Documents (such as an invoice, supplement, schedule, exhibit, statement of work, change authorization, or addendum).

If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both of these documents.

You accept the terms in Attachments and Transaction Documents by 1) signing them, 2) using the Product or Service, or allowing others to do so, or 3) making any payment for the Product or Service.

A Product or Service becomes subject to this Agreement when IBM accepts your order by 1) sending you a Transaction Document, 2) shipping the Machine or making the Program available to you, or 3) providing the Service.

1.3	Delivery

IBM will try to meet your delivery requirements for Products and Services you order, and will inform you of their status. Transportation charges, if applicable, will be specified in a Transaction Document.

1.4	Charges and Payment

The amount payable for a Product or Service will be based on one or more of the following types of charges: one-time, recurring, time and materials, or fixed price. Additional charges may apply (such as special handling or travel related expenses). IBM will inform you in advance whenever additional charges apply.

Recurring charges for a Product begin on its Date of Installation. Charges for Services are billed as IBM specifies which may be in advance, periodically during the performance of the Service, or after the Service is completed.

Services for which you prepay must be used within the applicable contract period. Unless IBM specifies otherwise, IBM does not give credits or refunds for unused prepaid Services.

Charges

One-time and recurring charges may be based on measurements of actual or authorized use (for example, number of users or processor size for Programs, meter readings for maintenance Services or connect time for network Services). You agree to provide actual usage data if IBM specifies. If you make changes to your environment that impact use charges (for example, change processor size or configuration for Programs), you agree to promptly notify IBM and pay any applicable charges. Recurring charges will be adjusted accordingly. Unless IBM agrees otherwise, IBM does not give credits or refunds for charges already due or paid. In the event that IBM changes the basis of measurement, its terms for changing charges will apply.

You receive the benefit of a decrease in charges for amounts which become due on or after the effective date of the decrease.

IBM may increase recurring charges for Products and Services, as well as labor rates and minimums for Services provided under this Agreement, by giving you three months’ written notice. An increase applies on the first day of the invoice or charging period on or after the effective date IBM specifies in the notice.

IBM may increase one-time charges without notice. However, an increase to one-time charges does not apply to you if 1) IBM receives your order before the announcement date of the increase and 2) one of the following occurs within three months after IBM’s receipt of your order:

1.	IBM ships you the Machine or makes the Program available to you:

2.	you make an authorized copy of a Program or distribute a chargeable component of a Program to another Machine; or

3.	a Program’s increased use charge becomes due.

Payment

Amounts are due upon receipt of invoice and payable as IBM specifies in a Transaction Document. You agree to pay accordingly, including any late payment fee.

If any authority imposes a duty, tax, levy, or fee, excluding those based on IBM’s net income, upon any transaction under this Agreement, then you agree to pay that amount as specified in an invoice or supply exemption documentation. You are responsible for any personal property taxes for each Product from the date IBM ships it to you.

1.5	Changes to the Agreement Terms

In order to maintain flexibility in our business relationship, IBM may change the terms of this Agreement by giving you three months’ written notice. However, these changes are not retroactive. They apply, as of the effective date IBM specifies in the notice, only to new orders, renewals, and on-going transactions that do not expire. For on-going transactions with a defined renewable contract period, you may request that IBM defer the change effective date until the end of the current contract period if 1) the change affects your current contract period and 2) you consider the change unfavorable. Changes to charges will be implemented as described in the Charges and Payment section above.

Otherwise, for a change to be valid, both of us must sign it. Additional or different terms in any written communication from you (such as an order) are void.

1.6	IBM Business Partners

IBM has signed agreements with certain organizations (called “IBM Business Partners”) to promote, market, and support certain Products and Services. When you order IBM Products or Services (marketed to you by IBM Business Partners) under this Agreement, IBM confirms that it is responsible for providing the Products or Services to you under the warranties and other terms of this Agreement. IBM is not responsible for 1) (the actions of IBM Business Partners, 2) any additional obligations they have to you, or 3) any products or services that they supply to you under their agreements.

1.7	Patents and Copyrights

For purposes of this section, the term “Product” includes Materials, Machine Code and LIC.

If a third party claims that a Product IBM provides to you infringes that party’s patent or copyright, IBM will defend you against that claim at its expense and pay all costs, damages, and attorney’s fees that a court finally awards or that are included in a settlement approved by IBM, provided that you:

1.	promptly notify IBM In writing of the claim; and

2.	allow IBM to control, and cooperate with IBM in, the defense and any related settlement negotiations.

Remedies

If such a claim is made or appears Iikely to be made, you agree to permit IBM to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If IBM determines that none of these alternatives is reasonably available, you agree to return the Product to IBM on its written request. IBM will then give you a credit equal to:

1.	for a Machine, your net book value provided you have followed generally-accepted accounting principles:

2.	for an ICA Program, the amount paid by you or 12 months’ charges (whichever is less); and

3.	for Materials, the amount you paid IBM for the creation of the Materials.

This is IBM’s entire obligation to you regarding any claim of infringement.

Claims for Which IBM is Not Responsible

IBM has no obligation regarding any claim based on any of the following:

1.	anything you provide which is incorporated into a Product or IBM’s compliance with any designs, specifications, or instructions provided by you or by a third party on your behalf;

2.	your modification of a Product, or an ICA Program’s use in other than its Specified Operating Environment;

3.	the combination, operation, or use of a Product with other products not provided by IBM as a system, or the combination, operation or use of a Product with any product, data, apparatus, or business method that IBM did not provide, or the distribution, operation or use of a Product for the benefit of a third party outside your Enterprise; or

4.	infringement by a non-IBM Product or an Other IBM Program alone.

1.8	Limitation of Liability

Circumstances may arise where, because of a default on IBM’s part or other liability, you are entitled to recover damages from IBM. In each such instance, regardless of the basis on which you are entitled to claim damages from IBM (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), IBM is liable for no more than:

1.	payments referred to in the Patents and Copyrights section above;

2.	damages for bodily injury (including death) and damage to real property and tangible personal property; and

3.	the amount of any other actual direct damages up to the greater of $100,000 or the charges (if recurring, 12 months’ charges apply) for the Product or Service that is the subject of the claim. For purposes of this item, the term “Product” includes Materials, Machine Code, and LIC.

This limit also applies to any of IBM’s subcontractors and Program developers. It is the maximum for which IBM and its subcontractors and Program developers are collectively responsible.

Items for Which IBM Is Not Liable

Under no circumstances is IBM, its subcontractors, or Program developers liable for any of the following even if informed of their possibility:

1.	loss of, or damage to, data;

2.	special, incidental, or indirect damages or for any economic consequential damages; or

3.	lost profits, business, revenue, goodwill, or anticipated savings.

1.9	General Principles of Our Relationship

1.	Neither of us grants the other the right to use its (or any of its Enterprise’s) trademarks, trade names, or other designations in any promotion or publication without prior written consent.

2.	All information exchanged is nonconfidential. If either of us requires the exchange of confidential information, it will be made under a signed confidentiality agreement.

3.	Each of us is free to enter into similar agreements with others

4.	Each of us grants the other only the licenses and rights specified. No other licenses or rights (including licenses or rights under patents) are granted.

5.	Each of us may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a “user ID”) contained in an electronic document is sufficient to verify the sender’s identity and the document’s authenticity.

6.	Each of us will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations.

7.	Neither of us will bring a legal action arising out of or related to this Agreement more than two years after the cause of action arose.

8.	Neither of us is responsible for failure to fulfill any obligations due to causes beyond Its control.

9.	Neither of us may assign this Agreement, in whole or in part, without the prior written consent of the other. Any attempt to do so is void. Neither of us will unreasonably withhold such consent. The assignment of this Agreement, in whole or in part, within the Enterprise of which either of us is a part or to a successor organization by merger or acquisition does not require the consent of the other. IBM is also permitted to assign its rights to payments under this Agreement without obtaining your consent. It is not considered an assignment for IBM to divest a portion of its business in a manner that similarly affects all of its customers.

10.	You agree not to resell any Service without IBM’s prior written consent. Any attempt to do so is void.

11.	You agree that this Agreement will not create any right or cause of action for any third party, nor will IBM be responsible for any third party claims against you except as described in the Patents and Copyrights section above or as permitted by the Limitation of Liability section above for bodily injury (including death) or damage to real or tangible personal property for which IBM is legally liable.

12.	You agree to acquire Machines with the intent to use them within your Enterprise and not for reselling, leasing, or transferring to a third party, unless either of the following applies:

a.	you are arranging lease-back financing for the Machines; or

b.	you purchase them without any discount or allowance, and do not remarket them in competition with IBM’s authorized remarketers.

13.	You agree to allow IBM to install mandatory engineering changes (such as those required for safety) on a Machine. Any parts IBM removes become IBM’s property. You represent that you have the permission from the owner and any lien holders to transfer ownership and possession of removed parts to IBM.

14.	You agree that you are responsible for the results obtained from the use of the Products and Services.

15.	You agree to provide IBM with sufficient, free, and safe access to your Facilities and systems for IBM to fulfill its obligations.

16.	You agree to allow International Business Machines Corporation and its subsidiaries to store and use your contact information, including names, phone numbers, and e-mail addresses, anywhere they do business Such information will be processed and used in connection with our business relationship, and may be provided to contractors. Business Partners, and assignees of International Business Machines Corporation and its subsidiaries for uses consistent with their collective business activities, including communicating with you (for example, for processing orders, for promotions, and for market research).

17.	You agree to comply with all applicable export and import laws and regulations.

1.10	Agreement Termination

Either of us may terminate this Agreement on written notice to the other following the expiration or termination of the terminating party’s obligations.

Either of us may terminate this Agreement if the other does not comply with any of Its terms, provided the one who is not complying is given written notice and reasonable time to comply.

Any terms of this Agreement which by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to both of our respective successors and assignees.

1.11	Geographic Scope and Governing Law

The rights, duties, and obligations of each of us are valid only in the United States except that all licenses are valid as specifically granted.

Both you and IBM consent to the application of the laws of the State of New York to govern, interpret, and enforce all of your and IBM’s rights, duties, and obligations arising from, or relating in any manner to, the subject matter of this Agreement, without regard to conflict of law principles.

In the event that any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement remain in full force and effect.

Nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract

Part 2 - Warranties

2.1	The IBM Warranties

Warranty for IBM Machines

IBM warrants that each IBM Machine Is free from defects in materials and workmanship and conforms to its

Specifications.

The warranty period for a Machine is a specified, fixed period commencing on its Date of Installation. During the warranty period, IBM provides repair and exchange Service For the Machine, without charge, under the type of Service IBM designates for the Machine. If a Machine does not function as warranted during the warranty period and IBM is unable to either 1) make it do so or 2) replace it with one that is at least functionally equivalent, you may return it to IBM and your money will be refunded

Additional terms regarding Service for Machines during and after the warranty period are contained in Part 5.

Warranty for ICA Programs

IBM warrants that each warranted ICA Program, when used in the Specified Operating Environment, will conform to its. Specifications.

The warranty period for an ICA Program expires when its Program Services are no longer available During the warranty period. IBM provides defect-related Program Services without charge. Program Services are available for a warranted ICA Program for at least one year following its general availability.

If an ICA Program does not function as warranted during the first year after you obtain your license and IBM is unable to make it do so, you may return the ICA Program and your money will be refunded. To be eligible, you must have obtained your license while Program Services (regardless of the remaining duration) were available for it. Additional terms regarding Program Services are contained in Part 4.

Warranty for IBM Services

IBM warrants that it performs each IBM Service using reasonable care and skill and according to its current description (including any completion criteria) contained in this Agreement, an Attachment, or a Transaction Document.

Warranty for Systems

Where IBM provides Products to you as a system, IBM warrants that they are compatible and will operate with one another. This warranty is in addition to IBM’s other applicable warranties.

2.2	Extent of Warranty

If a Machine is subject to federal or state consumer warranty laws. IBM’s statement of limited warranty included with the Machine applies in place of these Machine warranties.

The warranties stated above will not apply to the extent that there has bean misuse (including but not limited to use of any Machine capacity or capability, other than that authorized by IBM in writing), accident, modification unsuitable physical or operating environment, operation in other than the Specified Operating Environment, improper maintenance by you, or failure caused by a product for which IBM is not responsible. With respect to Machines, the warranty is voided by removal or alteration of Machine or parts identification labels.

THESE WARRANTIES ARE YOUR EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE,

Items Not Covered by Warranty

IBM does not warrant uninterrupted or error-free operation of a Product or Service or that IBM will correct all

Defects.

IBM will identify IBM Machines and ICA Programs that it does not warrant.

Unless IBM specifies otherwise, it provides Materials, non-IBM Products, and non-IBM Services WITHOUT WARRANTIES OF ANY KIND. However, non-IBM manufacturers, developers, suppliers, or publishers may provide their own warranties to you. Warranties, if any for Other IBM Programs and Non-IBM Programs may be found in their license agreements.

Part 3 - Machines

3.1	Production Status

Each IBM Machine is manufactured From parts that may be new or used. In some cases, a Machine may not be new and may have been previously installed. Regardless, IBM’s appropriate warranty terms apply.

3.2	Title and Risk of Loss

When IBM accepts your order, IBM agrees to sell you the Machine described in a Transaction Document. IBM transfers title to you or, if you choose, your lessor when IBM ships the Machine. However, IBM reserves a purchase money security interest in the Machine until IBM receives the amounts due. For a feature, conversion, or upgrade involving the removal of parts which become IBM’s property, IBM reserves a security interest until IBM receives payment of all the amounts due and the removed parts. You authorize IBM to file appropriate documents to permit IBM to perfect its purchase money security interest.

For each Machine, IBM bears the risk of loss or damage up to the time it is delivered to the IBM-designated carrier for shipment to you or your designated location. Thereafter, you assume the risk. Each Machine will be covered by insurance, arranged and paid for by IBM for you, covering the period until it is delivered to you or your designated location. For any loss or damage, you must 1) report the loss or damage in writing to IBM within 10 business days of delivery and 2) follow the applicable claim procedure.

3.3	Installation

You agree to provide an environment meeting the specified requirements for the Machine.

IBM has standard installation procedures. IBM will successfully complete these procedures before it considers an IBM Machine (other than a Machine for which you defer installation or a Customer-set-up Machine) Installed.

You are responsible for installing a Customer-set-up Machine and, unless IBM agrees otherwise, a non-IBM Machine.

Machine Features, Conversions and Upgrades

IBM sells features, conversions and upgrades for installation on Machines, and, in certain instances, only for installation on a designated, serial-numbered Machine. Many of these transactions involve the removal of parts and their return to IBM. As applicable, you represent that you have the permission from the owner and any lien holders to 1) install features, conversions, and upgrades and 2) transfer ownership and possession of removed parts (which become IBM’s property) to IBM. You further represent that all removed parts are genuine, unaltered, and in good working order. A part that replaces a removed part will assume the warranty or maintenance Service status of the replaced part. You agree to allow IBM to install the feature, conversion, or upgrade within 30 days of its delivery. Otherwise, IBM may terminate the transaction and you must return the feature, conversion, or upgrade to IBM at your expense.

3.4	Machine Code and LIC

Machine Code is licensed under the terms of the agreement provided with the Machine Code. Machine Code is licensed only for use to enable a Machine to function in accordance with its Specifications and only for the capacity and capability for which you are authorized by IBM in writing and for which payment is received by IBM.

Certain Machines IBM specifies (called “Specific Machines”) use LIC. IBM will identify Specific Machines in a Transaction Document. International Business Machines Corporation, one of its subsidiaries or a third party owns LIC including all copyrights in LIC and all copies of LIC (this includes the original LIC, copies of the original LIC, and copies made from copies). LIC is copyrighted and licensed (not sold). LIC is licensed under the terms of the agreement provided with the LIC. LIC is licensed only for use to enable a Specific Machine to function in accordance with its Specifications and only for the capacity and capability for which you are authorized by IBM in writing and for which payment is received by IBM.

Part 4 - ICA Programs

4.1	License

When IBM accepts your order, IBM grants you a nonexclusive, nontransferable license to use the IDA Program in the United States. ICA Programs are owned by International Business Machines Corporation, one of its subsidiaries, or a third party and are copyrighted and licensed (not sold).

Authorized Use

Under each license, IBM authorizes you to:

1.	use the ICA Program’s machine-readable portion on only the Designated Machine. If the Designated Machine is inoperable, you may use another machine temporarily. If the Designated Machine cannot assemble or compile the ICA Program, you may assemble or compile the ICA Program on another machine. If you change a Designated Machine previously identified to IBM, you agree to notify IBM of the change and its effective date;

2.	use the ICA Program to the extent of authorizations you have obtained;

3.	make and install copies of the ICA Program, to support the level of use authorized, provided you reproduce the copyright notices and any other legends of ownership on each copy or partial copy, and

4.	use any portion of the ICA Program IBM 1) provides in source form, or 2) marks restricted (for example, “Restricted Materials of IBM”) only to -

a.	resolve problems related to the use of the ICA Program, and

b.	modify the ICA Program so that it will work together with other products.

Your Additional Obligations

For each ICA Program, you agree to:

1.	comply with any additional terms in its Specifications or a Transaction Document;

2.	ensure that anyone who uses it (accessed either locally or remotely) does so only for your authorized use and complies with IBM’s terms regarding ICA Programs; and

3.	maintain a record of all copies and provide it to IBM at its request.

Actions You May Not Take

You agree not to:

1.	reverse assemble, reverse compile, or otherwise translate the ICA Program unless expressly permitted by applicable law without the possibility of contractual waiver; or

2.	sublicense, assign, rent, or lease the ICA Program.

4.2	Program Components Not Used on the Designated Machine

Some ICA Programs have components that are designed for use on machines other than the Designated Machine on which the ICA Program is used. You may make copies of a component and its documentation in support of your authorized use of the ICA Program. For a chargeable component, you agree to notify IBM of its Date of Installation.

4.3	Distributed System License Option

For some ICA Programs, you may make a copy under a Distributed System License Option (called a “DSLO” copy). IBM charges less for a DSLO copy than for the original license (called the “Basic” license). In return for the lesser charge, you agree to do the following while licensed under a DSLO:

1.	have a Basic license for the ICA Program;

2.	provide problem documentation and receive Program Services (if any) only through the location of the Basic license; and

3.	distribute to, and install on, the DSLO’s Designated Machine, any release, correction, or bypass that IBM provides for the Basic license.

4.4	Program Testing

IBM provides a testing period for certain ICA Programs to help you evaluate if they meet your needs. If IBM offers a resting period, it will start 1) the second business day after the ICA Program’s standard transit allowance period, or 2) on another date specified in a Transaction Document. IBM will inform you of the duration of the ICA Program’s testing period.

IBM does not provide testing periods for DSLO copies.

4.5	Program Services

IBM provides Program Services for warranted ICA Programs. If IBM can reproduce your reported problem in the Specified Operating Environment. IBM will issue defect correction information, a restriction, or a bypass. IBM provides Program Services for only the unmodified portion of a current release of an ICA Program.

IBM provides Program Services 1) on an on-going basis (with at least six months’ written notice before IBM terminates Program Services), 2) until the date IBM specifies, or 3) for a period IBM specifies.

4.6	License Termination

You may terminate the license for an ICA Program on one month’s written notice, or at any time during the ICA Program’s testing period.

Licenses for certain replacement ICA Programs may be obtained for an upgrade charge. When you obtain licenses for these replacement ICA Programs, you agree to terminate the license of the replaced ICA Programs when charges become due, unless IBM specifies otherwise.

IBM may terminate your license if you fail to comply with the license terms. If IBM does so, your authorization to use the ICA Program is also terminated.

You agree to promptly destroy all copies of the Program after either party has terminated the license.

Part 5 - Services

5.1	Personnel

Each of us is responsible for the supervision, direction, control, and compensation of our respective personnel.

IBM reserves the right to determine the assignment of its personnel.

IBM may subcontract a Service, or any part of it, to subcontractors selected by IBM.

5.2	Materials Ownership and License

IBM will specify Materials to be delivered to you. IBM will identify them as being “Type I Materials.” “Type II Materials.” or otherwise as we both agree. If not specified, Materials will be considered Type II Materials.

Type I Materials are those, created during the Service performance period, in which you will have all right, title, and interest (including ownership of copyright). IBM will retain one copy of the Materials. You grant IBM 1) an irrevocable, nonexclusive, worldwide, paid-up license to use execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on, Type I Materials and 2) the right to authorize others to do any of the former.

Type II Materials are those, created during the Service performance period or otherwise (such as those that preexist the Service), in which IBM or third parties have all right, title and interest (including ownership of copyright). IBM will deliver one copy of the specified Materials to you. IBM grants you an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, and distribute, within your Enterprise only, copies of Type II Materials.

Each of us agrees to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this section.

5.3	Service for Machines (during and after warranty)

IBM provides certain types of Service to keep Machines in, or restore them to, conformance with their Specifications. IBM will inform you of the available types of Service for a Machine. At Its discretion, IBM will 1) either repair or exchange the failing Machine and 2) provide the Service either at your location or a service center.

When the type of Service requires that you deliver the failing Machine to IBM you agree to ship It suitably packaged (prepaid unless IBM specifies otherwise) to a location IBM designates. After IBM has repaired or exchanged the Machine. IBM will return it to you at its expense unless IBM specifies otherwise. IBM is responsible for loss of or damage to, your Machine while it is 1) in IBM’s possession or 2) In transit in those cases where IBM is responsible for the transportation charges.

Any feature, conversion, or upgrade IBM services must be installed on a Machine which is 1) for certain Machines, the designated, serial-numbered Machine and 2) at an engineering-change level compatible with the feature, conversion, or upgrade.

IBM manages and installs selected engineering changes that apply to IBM Machines and may also perform preventive maintenance.

You agree to:

1.	obtain authorization from the owner to have IBM service a Machine that you do not own; and

2.	where applicable, before IBM provides Service.

a.	follow the problem determination, problem analysis, and service request procedures that IBM provides

b.	secure all programs, data, and funds contained in a Machine, and

c.	inform IBM of changes in a Machine’s location.

Replacements

When Service involves the exchange of a Machine or part, the item IBM replaces becomes its property and the replacement becomes yours. You represent that all removed items are genuine and unaltered. The replacement may not be new, but will be in good working order and at least functionally equivalent to the item replaced. The replacement assumes the warranty or maintenance Service status of the replaced item. Before IBM exchanges a Machine or part, you agree to remove all features, parts, options, alterations, and attachments not under IBM’s service. You also agree to ensure that the item is free of any legal obligations or restrictions that prevent its exchange.

Some parts of IBM Machines are designated as Customer Replaceable Units (called, “CRUs”), e.g., keyboards, memory, or hard disk drives, IBM provides CRUs to you for replacement by you. You must return all defective CRUs to IBM within 30 days of your receipt of the replacement CRU. You are responsible for downloading designated Machine Code and LIC updates from an IBM Internet Web site or from other electronic media, and following the instructions that IBM provides.

Items Not Covered

Repair and exchange Services do not cover:

1.	accessories, supply items, and certain parts, such as batteries, frames, and covers:

2.	Machines damaged by misuse, accident, modification, unsuitable physical or operating environment, or improper maintenance by you;

3.	Machines with removed or altered Machine or parts identification labels;

4.	failures caused by a product for which IBM is not responsible;

5.	service of Machine alterations; or

6.	service of a Machine on which you are using capacity or capability, other than that authorized by IBM in writing.

Warranty Service Upgrade

For certain Machines, you may select a Service upgrade from the standard type of warranty Service for the Machine. IBM charges for the Service upgrade during the warranty period.

You may not terminate the Service upgrade or transfer it to another Machine during the warranty period. When the warranty period ends, the Machine will convert to maintenance Service at the same type of Service you selected for warranty Service upgrade.

5.4	Maintenance Coverage

Whenever you order maintenance Service for Machines, IBM will inform you of the date on which maintenance Service will begin. IBM may inspect the Machine within one month following that date. If the Machine is not in an acceptable condition for service, you may have IBM restore it for a charge. Alternatively, you may withdraw your request for maintenance Service. However, you will be charged for any maintenance Service which IBM has performed at your request.

5.5	Automatic Service Renewal

Renewable Services renew automatically for a same length contract period unless either of us provides written notification (at least one month prior to the end of the current contract period) to the other of its decision not to renew.

5.6	Termination and Withdrawal of a Service

Either of us may terminate a Service if the other does not meet its obligations concerning the Service.

You may terminate a Service, on notice to IBM provided you have met all minimum requirements and paid any adjustment charges specified in the applicable Attachments and Transaction Documents. For a maintenance Service, you may terminate without adjustment charge provided any of the following circumstances occur;

1.	you permanently remove the eligible Product, for which the Service is provided, from productive use within your Enterprise;

2.	the eligible location, for which the Service is provided, is no longer controlled by you (for example, because of sale or closing of the facility); or

3.	the Machine has been under maintenance Service for at least six months and you give IBM one month’s written notice prior to terminating the maintenance Service.

You agree to pay IBM for 1) all Services IBM provides and any Products and Materials IBM delivers through Service termination, 2) all expenses IBM incurs through Service termination, and 3) any charges IBM incurs in terminating the Service.

IBM may withdraw a Service or support for an eligible Product on three months’ written notice to you. If IBM withdraws a Service for which you have prepaid and IBM has not yet fully provided it to you, IBM will give you a prorated refund.

Any terms which by their nature extend beyond termination or withdrawal remain in effect until fulfilled and apply to respective successors and assignees